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                             RENAL CARE GROUP, INC.
                       AMENDMENT TO SHAREHOLDER PROTECTION
                                RIGHTS AGREEMENT

                        FIRST AMENDMENT dated as of May 3, 2005 (this
                  "Amendment") to the Shareholder Protection Rights Agreement (the "Rights Agreement") dated as of May 2, 1997, between Renal Care Group, Inc., a Delaware corporation (the "Company"), and Wachovia Bank, National Association (f/k/a First Union National Bank of North Carolina), as rights agent (the "Rights Agent"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

                  WHEREAS the Company, Fresenius Medical Care AG, a corporation organized under the laws of the Federal Republic of Germany ("FME AG"), Fresenius Medical Care Holdings, Inc., a New York corporation and a wholly owned subsidiary of FME AG ("FME"), Florence Acquisition Inc., a Delaware corporation, and a wholly owned subsidiary of FME ("Sub"), have proposed to enter into an Agreement to be dated the date hereof (the "Merger Agreement");

                  WHEREAS the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

                  WHEREAS the Company deems this Amendment to the Rights Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment;

                  WHEREAS no Flip-In Date has occurred; and

                  WHEREAS Section 5.4 of the Rights Agreement permits the Company at any time before the close of business on the Flip-In Date to amend the Rights Agreement in the manner provided herein;

                  NOW, THEREFORE, the Company amends the Rights Agreement as follows:

                  Section 1. Amendment to Section 1.1. Section 1.1 of the Rights Agreement is hereby amended as follows:

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(a) the following text is added at the end of the definition of "Acquiring
Person":

      "Notwithstanding anything in this Agreement to the contrary, none of Florence Parent, FME AG, FME or Sub or any of their Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, and no Stock Acquisition Date or Flip-In Date shall occur, by virtue of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock pursuant to the Merger or the Merger Agreement."

(b) the following text is added at the end of the definition of "Flip-Over Transaction or Event":

      "Notwithstanding anything in this Agreement to the contrary, no Flip-Over Transaction or Event shall occur by virtue of (i) the execution of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock pursuant to the Merger or the Merger Agreement."

(c) the following definitions are added to Section 1.1 of the Rights Agreement in the appropriate alphabetical order:

      "     "FME" shall mean Fresenius Medical Care Holdings, Inc., a New York corporation, and a wholly owned subsidiary of FME AG.

            "FME AG" shall mean Fresenius Medical Care AG, a corporation organized under the laws of the Federal Republic of Germany.

            "Florence Parent" shall mean Fresenius AG, a corporation organized under the laws of the Federal Republic of Germany and the parent company of FME AG."

            "Merger Agreement" shall mean the AGREEMENT dated as of May 3, 2005, among FME AG, FME, Sub and the Company, as the same may be amended from time to time.

            "Merger" shall have the meaning assigned to such term in the Merger Agreement.

            "Sub" shall mean Florence Acquisition, Inc., a Delaware corporation, and a wholly owned subsidiary of FME."

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                  Section 2. Termination of Rights Agreement. Pursuant to
Section 5.1 of the Rights Agreement, the Board of Directors of the Company has adopted a resolution terminating the Rights Agreement with effect as of immediately prior to the Effective Time (as defined in the Merger Agreement).

                  Section 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

                  Section 4. Governing Law. This Amendment for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

                  Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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                  IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the day and year first above written.

RENAL CARE GROUP, INC.

By:  /s/ DOUG CHAPPELL
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     Name:  Doug Chappell
     Title: Senior Vice President and Secretary

Acknowledged and Approved by:

WACHOVIA BANK, NATIONAL ASSOCIATION
AS RIGHTS AGENT

By:  /s/ MYRON GRAY
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     Name:  Myron Gray
     Title: Vice President